Exhibit 10.1
EMPLOYMENT AGREEMENT

DATED    May 24, 2022
BETWEEN:
(1)    ENSCO SERVICES LIMITED, (No. 04605864) whose registered office is at Cannon Place, 78 Cannon Street, London, England, EC4N 6AF (the "Company"); and
(2)    MATTHEW LYNE, ("you")

WE AGREE AS FOLLOWS:

1.    Commencement of Employment

1.1    Your employment with the Company under the terms of this agreement (the "Agreement") will commence on 24 September 2022 or such earlier date on which the parties agree (the "Commencement Date"), following release from your current employment. In the event that you secure an early release from your current employment then the Company will agree to bring forwards the Commencement Date to a date of your choosing provided: (i) the terms of your early release from your current employer do not entail post-employment restrictive covenants more onerous than those contained in your current terms and conditions of employment as at the date hereof; and (ii) you give the Company not less than 10 days’ advance notice in writing of such earlier Commencement Date. No employment with a previous employer counts towards your period of continuous employment with the Company.

1.2    Your employment with the Company is conditional upon: (a) your producing such documentation as the Company requires to establish your right to work lawfully in the United Kingdom; and (b) your satisfactory completion of such other customary background and related checks and drug screening as are required by the Company. Should you fail to satisfy any of these conditions, then any offer of employment may be withdrawn and if already accepted, the Company may terminate your employment immediately without notice.

1.3    You will be provided with those rules, policies and procedures with which you must comply during your employment with the Company (the "Policies"). Although the Policies do not form part of your contract of employment with the Company and may be changed from time to time you are required to comply with the Policies, as made available to you, during the term of your employment with the Company. To the extent that there is a conflict between the terms of this agreement and the Policies, then this agreement shall prevail.

2.    Job Title and duties

2.1    You will be employed as Senior Vice President and Chief Commercial Officer or in such other role as the Board may reasonably require and will report to the Chief Executive Officer of Valaris Limited (the "CEO") or such other person(s) as the Board may nominate from time to time.

2.2    You are required to carry out your duties to the best of your ability and use your best endeavours to promote the Company and its interests and those of the Group Companies generally. You are required to carry out your work faithfully and diligently and to devote the whole of your working time and attention to the duties assigned to you.

2.3    When carrying out your duties you must comply with the Company’s Policies and may not enter into any arrangement on behalf of the Company or any Group Company which is outside its normal course of business or the scope of any authority delegated to you.

2.4    You are required to comply with all reasonable and lawful directions given to you by the CEO and/or the Board.

2.5    You must immediately report to the Board the wrongdoing (including acts of misconduct, dishonesty, breaches of contract, fiduciary or statutory duty, company rules or the rules of the relevant regulatory bodies) whether committed, contemplated or discussed by you or any director or member of staff of the Company or any Group Company of which you become aware, irrespective of whether this may involve some degree of self-incrimination.

2.6    We take a zero-tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must immediately report to the General Counsel of Valaris Limited any request or demand from a third party to facilitate the evasion of tax or any concerns that such a request or demand may have been made.

2.7    All documents, manuals, hardware and software provided for your use by us, and any data or documents (including copies) produced, maintained or stored on our computer systems or other electronic equipment (including mobile phones) remain our property.

3.    Place of Work

3.1    Your normal place of work will initially be at your home address in London or South East England but you acknowledge and agree that you may be required to relocate your normal place of work to such other location within a 35 mile radius of Central London, England as the Company may reasonably determine from time to time.

3.2    You also agree to travel to and work at such other places, throughout the United Kingdom and the rest of the world, as the Company may require for the proper and efficient performance of your duties. It is not currently envisaged that you would be required to work outside the United Kingdom for any continuous period of more than one month during the term of your employment.

4.    Salary

4.1    Your basic salary is £447,155 per year, less deductions for income tax, national insurance and other deductions required by law. Your salary will accrue from day to day and will be payable monthly in arrears on or about the last day of each month.

4.2    Your salary may be reviewed from time to time at the Compensation Committee's absolute discretion. However, there is no obligation to award an increase.

4.3    The Company may deduct from your salary or other payments due to you any money which you owe to the Company or any Group Company at any time.

5.    Bonus and Annual Long-Term Incentive

5.1    Annual Cash Bonus: Subject to and in accordance with the rules and terms and conditions thereof, you will be eligible to participate in an annual short-term incentive bonus plan offered by Valaris Limited (“Valaris”) that is similar in all material respects to that applicable to other executive officers of Valaris and any Group Company of equivalent seniority ("Annual Plan"). Your target annual incentive compensation under the Annual Plan is currently targeted at 90% of base salary. It is acknowledged, notwithstanding the terms of the Annual Plan, you will be eligible to participate in the bonus plan in respect of your employment from the Commencement Date to the end of the performance period, subject to pro-ration to reflect days employed during the performance period. You acknowledge that you have no contractual right to be paid for a bonus. The fact that a bonus is paid in one or more years is no guarantee that bonuses will be paid in subsequent years.

5.2    Long-Term Incentive: You will be eligible to participate in and will receive awards under Valaris’ long-term incentive award plans and programs as in effect from time to time at a level and on terms commensurate with similarly situated executive officers of Valaris and any Group Company of equivalent seniority (the “LTIP Awards”). As soon as reasonably practicable following commencement of your employment hereunder, you will receive an LTIP Award with a target value of USD 4,125,000 of which 80% (USD 3,300,000) will be granted in the form of performance share units and 20% (USD 825,000) will be granted as time-based RSUs. The value of these awards will be calculated using a 30-day trailing VWAP as of date upon which the Board approves your appointment as an officer of Valaris Limited (“Initial LTIP Award”). The LTIP Awards, including without limitation, the Initial LTIP Award, will be granted subject to the terms and conditions of the applicable plans and individual award agreements entered into between Valaris and you.

5.3    All bonuses are paid less deductions for income tax, national insurance contributions and other deductions required by law. Any bonus payment shall not be pensionable.

6.    Pension, Expenses and other Benefits

6.1    Pension. You will be automatically enrolled into a retirement plan. Membership of and benefits under the plan are strictly subject to the rules of the plan and the tax reliefs and exemptions available from HM Revenue & Customs, in both cases as amended from time to time. During your employment hereunder, the Company shall contribute an amount equal to 4% of your basic salary or such other amount as the Company determines to contribute to the pension arrangements of its employees from time to time (“Company Contribution”) into such retirement plan on your behalf, subject to the rules of the plan and the tax reliefs and exemptions available from HM Revenue & Customs, in both cases as amended from time to time. In the event that such rules, tax reliefs and exemptions do not permit the Company to pay the full amount of the Company Contribution into the plan in a tax efficient manner then the Company shall pay such portion into the plan as it is so permitted to pay in a tax efficient manner and will pay to you the outstanding balance of the Company Contribution as an additional allowance subject to such deductions for income tax, national insurance and otherwise as are required by law. By entering into this contract of employment you consent to the Company deducting pension contributions from your salary at the rate required under the plan. The Company reserves the right to terminate or amend its participation or sponsorship of the retirement plan, or to substitute another retirement plan in its place.

6.2    Expenses. You will be reimbursed all reasonable out-of-pocket expenses necessarily and properly incurred by you on the business of the Company or any Group Company provided you produce to the Company such evidence of actual payment of the expenses concerned as the Company reasonably requires and comply with any Company expense policy issued from time to time.

6.3    Other Benefits. You shall be eligible to participate in the same benefit plans and programs in which other similarly situated employees who are based in the United Kingdom are eligible to participate, subject to the terms, conditions and limitations of the applicable plans and programs in effect from time to time and any applicable HM Revenue & Customs limits and other limits or restrictions under applicable law. The provision of any benefits shall not prevent the Company from terminating your employment at any time.

6.4    Further details of these benefits will be provided to you in due course. We may replace or withdraw such benefits, or amend the terms of such benefits, at any time on reasonable notice to you, provided that you are treated no less favourably than equivalent executives of Valaris or any Group Company who are similarly situated.

6.5    It is agreed that you will be:

6.5.1    covered by such directors and officers liability insurance (if any) as is provided from time to time by Valaris Limited and any Group Companies in which you hold office during the term of this Agreement for the benefit of its or their current executives (including in relation to those provisions which apply after a current executive has ceased to be so employed); and
6.5.2    entitled to the protection of such indemnification arrangements (if any) as is provided from time to time by Valaris Limited and any Group Companies in which you hold office during the term of this Agreement for the benefit of its or their current executives on such terms as are available to those executives (including in relation to those provisions which apply after a current executive has ceased to be so employed).

6.6    Furthermore, the Company shall cover:

6.6.1    Your reasonable legal costs incurred by you in connection with the negotiation of this Agreement subject to an aggregate maximum limit of £10,000 excluding VAT; and
6.6.2    Your reasonable accounting costs associated with (1) tax preparation services in the UK for all tax periods in which taxes fall due on payments or other compensation or equity you received or will receive from the Company or Valaris or any Group Company, including for the avoidance of doubt any such tax periods after termination of employment; and (2) the resolution of any tax disputes that may directly result from payments received in connection with your employment with the Company, whether arising during or after termination of employment. It is your responsibility to file all required returns and provide any required documentation on a timely basis to comply with the tax laws of the United Kingdom. The Company shall not be responsible for any penalties or interest incurred as a result of failure to timely file any return or timely provide any required information or documentation. Notwithstanding anything herein to the contrary, payment of third-party tax preparation services will only apply with respect to taxes due on payments and other compensation you received and will receive from the Company.

7.    Hours of Work

7.1    The Company’s core business hours are between 9:00 a.m. and 4:00 p.m. Monday to Thursday and 8:00 a.m. to 11:30 a.m. on Friday. You will be required to work such hours both during and outside the Company’s core business hours as may be necessary for the proper and efficient performance of your duties without extra remuneration. You are asked to sign an opt-out from the 48 hour limit on weekly working time, which is attached as Schedule 1, but your employment is not conditional upon your signing the opt-out.

8.    Annual Leave

8.1    You are entitled to 33 days' paid annual leave during each holiday year (to be pro-rated during your first and final year of employment). This is inclusive of fixed and floating public holiday dates. The Company’s holiday year is the calendar year and extends from 1st January to 31st December. Annual leave must be taken in accordance with the Company’s leave policy from time to time.

8.2    If on termination of your employment you have or are likely to have any accrued but untaken holiday, then the Company may either: (a) require you to take any accrued but untaken holiday during your notice period; or (b) make a payment to you in lieu of such accrued but untaken holiday. If on the termination of your employment you have taken more holiday than your accrued entitlement at the date of termination of your employment, the Company shall be entitled to deduct the appropriate amount from any payments due to you. For the purpose of this clause, each day of paid holiday is equal to 1/260 of your base salary.

8.3    Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

9.    Sickness

9.1    If you are absent from work for any reason, you must comply with the Company’s sickness absence policy from time to time which also sets out your entitlement (if any) to sick pay, save that it is agreed that you will be treated no less favourably than equivalent executives of Valaris or any Group Company who are similarly situated in the provision of sick pay.

9.2    You agree to consent to a medical examination (at the Company's expense) by a doctor nominated by the Company should the Company so require.

10.    Other paid leave

10.1    Details of various forms of statutory leave to which you are legally entitled can be found at: www.gov.uk/browse/employing-people/time-off. These may be supplemented by the Policies from time to time.

11.    Other Work

11.1    Save where permitted under the Policies from time to time, you will not at any time during your employment (whether directly or indirectly, paid or unpaid) be engaged, employed, concerned or interested in any other actual or prospective business, organisation or profession without the Company’s prior written approval.

12.    Termination

12.1    Subject to the remainder of this clause 12, either party may terminate your employment under this Agreement by giving to the other not less than six months’ prior written notice.

12.2    Subject to clauses 12.3 and 12.4 below, the Company may, in its absolute discretion, terminate your employment immediately at any time by making you a payment in lieu of notice equivalent to your basic salary over any unexpired period of notice (less tax, national insurance contributions and other deductions required by law).

12.3    The Company may terminate your employment without notice and without a payment in lieu of notice in the event that: (i) your actions constitute Cause; or (ii) you have been absent from work through illness or injury for a continuous period of at least 6 months.

12.4    It is confirmed that you have been designated by the Valaris Compensation Committee to participate in the Valaris Executive Severance Plan (as amended from time to time, the "Severance Plan") subject to and conditional upon the rules, terms and conditions of the Severance Plan. It is agreed that if there is a qualifying event under the Severance Plan, you will be entitled to receive the severance benefits set forth in the Severance Plan (“Severance Benefits”), subject to and conditional upon you having previously executed a Settlement Agreement within 14 days of termination of your employment with the Company (which Settlement Agreement shall replace the Release required pursuant to Section 2.2 of the Severance Plan but which for the avoidance of doubt will not contain more onerous post-termination restrictions (in duration or scope) with respect to any non-compete and non-solicit than those contained in the Severance Plan).  It is further confirmed that in the event of termination by you for Good Reason (as defined in the Severance Plan) you will not be required to provide six months’ notice of termination of your employment, but will instead be required to follow the procedure set out in Section 1.17 of the Severance Plan (or any equivalent provision in the Severance Plan as amended from time to time). You agree that the Severance Benefits will, for the avoidance of doubt, be inclusive of any payments or other benefits to which you would otherwise be entitled in connection with your employment or its termination (including any payment in lieu of any unexpired portion of your notice period). The Company also confirms that the definition of Disability for the purposes of the Severance Plan would be satisfied in circumstances where you are unable to perform your duties as a consequence of illness or injury for a continuous period in excess of six months.

12.5    Our rights under Clause 12.3 are without prejudice to any other rights that we might have at law to terminate your employment or to accept any breach of this agreement by you as having brought the agreement to an end. Any delay by us in exercising our rights to terminate shall not constitute a waiver of these rights.

12.6    The Company may suspend you on full pay pending the outcome of a disciplinary investigation. Whilst on suspension the Company may impose the same conditions as apply to employees on garden leave (see below).

13.    Garden Leave

13.1    The Company shall be under no obligation to provide you with work during any period of notice to terminate your employment (or any part thereof), whether given by the Company or by you. During such period the Company may: (a) require you to carry out different duties from your normal duties; (b) require you not to attend at work; (c) require you to cease carrying out your duties altogether or to cease having any business dealings with the Company’s officers, employees, consultants, clients, suppliers, customers and prospective customers, agents, distributors, shareholders, advisers or other business contacts of ours; and/or (d) exclude you from any premises of the Company or any Group Company. You will continue to receive your salary and all contractual benefits provided by your employment. During such period you shall remain our employee and your duties of good faith and loyalty will continue to apply and, without limitation, you must comply with clause 11 above.

14.    Intellectual Property

14.1    You will give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment with us. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically you hold them on trust for us.

14.2    You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 14.1 above.

14.3    You agree to promptly execute all documents and do all acts (at the request and expense of the Company) as may, in the opinion of the Company, be necessary or desirable to give effect to clause 14.1 above or to vest or evidence title in any Intellectual Property Rights in the Company and to obtain, maintain and defend such rights in any country of the world.

14.4    You irrevocably appoint every member of the Board to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for us to obtain for ourselves or our nominee the full benefit of this clause.

15.    Confidentiality

15.1    You acknowledge that in the course of your employment you will have access to confidential information. You therefore agree to accept the restrictions in this clause 15.

15.2    You shall not directly or indirectly (save in the proper course of your duties or as authorised by the Company in writing) use, disclose or communicate to any person, firm or entity any trade or business secrets or confidential information of or relating to the Company, any Group Company or their respective directors, employees, consultants, customers, suppliers, business partners and investors which you create, develop, receive or obtain during your employment. This restriction shall continue to apply after Termination without limit in time. Likewise, you shall use your best endeavours to prevent the use, disclosure or communication of such matters by others.

15.3    In this Agreement, confidential information includes, but is not limited to:

(a) corporate and business strategies and plans; (b) details of actual or prospective clients or customers (together with their requirements or potential requirements and contact details); (c) details of actual or prospective employees and consultants and their remuneration arrangements, other than your own; (d) details and terms of any investment, partnership, joint venture or other form of commercial co-operation or agreement; (e) internal operating systems, trade arrangements, terms of business and price lists not generally known to the public, including sales information, pricing policies, credit policies and procedures, profit margins, discounts, rebates, marketing information or strategies; (f) financial information including budgets, management accounts, financial models, spreadsheets, costings, sales forecasts, projections, estimates, or results, information relating to internal funding requirements or allocation of resources; (g) confidential aspects of computer technology including systems, confidential algorithms, information relating to proprietary computer hardware or software (including updates and source and object codes) which are not generally known to the public; (h) disputes (whether existing, pending, potential or threatened), settlement terms and legally privileged materials; (i) personal or special categories of personal data; (j) trade secrets, confidential techniques, technology, know-how, systems and processes used for the production or development of products and services, including manufacturing processes, formulations, formulae, recipes, raw materials and technical data and including information that is a trade secret as defined in Regulation 2 of the Trade Secrets (Enforcement, etc.) Regulations 2018, as amended; (k) research and development activities (including designs, applications, drawings or specifications of products and services contemplated or in the course of development, details of product or market testing), inventions, discoveries or improvements (whether patentable or not) and patent applications in the course of preparation; (l) details, designs, applications, drawings or specifications of products or services; (m) the identity of any investor in the Company and the details of their investment(s); (n) details of actual or potential suppliers; and (o) anything marked as confidential (or similar), which you are told is confidential, which you should realise is confidential, which is subject to an obligation of confidence owed to a third party, or which you should reasonably treat as being confidential; in all cases whether or not recorded in documentary form or stored on any magnetic or optical disk or memory.

15.4    Reference to confidential information in this Agreement shall not include information which is in the public domain at the time of its disclosure or which comes into the public domain after its disclosure otherwise than by reason of your breach of this Agreement.

15.5    Nothing in this agreement shall prevent you from:
15.5.1    reporting a criminal offence or suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution;
15.5.2    making a disclosure to, or cooperating with any investigation by, a government body or a regulator, ombudsman or supervisory authority or any other body responsible for exercising regulatory, supervisory, investigatory or prosecutory functions in relation to the matters in question, regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing);

15.5.3    complying with an order from, or giving evidence to, a court or tribunal of competent jurisdiction;
15.5.4    making any other disclosure as required by law or regulatory obligation; or
15.5.5    making a protected disclosure under section 43A of the Employment Rights Act 1996 (as amended).

16.    Company Property

16.1    You may not, except in the proper performance of your duties or with the Company’s permission: (a) remove any property belonging to the Company or any Group Company or relating to their affairs from their premises; or (b) make any copies or summaries of any documents or data relating to the Company, any Group Company or their affairs.

16.2    Upon the Company’s request at any time and, in any event, on the termination of your employment: (a) you will immediately deliver up to the Company all property in your possession or control which belongs to the Company or any Group Company or relates to their business affairs, and which includes any plans, keys, mobile telephone, security passes, credit cards, customer lists, price lists, equipment, documents, records, papers, computer disks, tapes, computer hardware, memory, medium or devices (together with all copies of the same); and (b) if you have any information relating to the Company or any Group Company or work you have carried out for the Company or any Group Company which is stored on a device or medium (which for the purpose of this Agreement includes any personal computer, web-server, personal digital assistant, mobile telephone, memory, disk or any other storage medium) which does not belong to the Company, this must be disclosed to the Company and the Company shall be entitled to download the information and/or supervise its deletion from the device or medium concerned. You will, at the Company’s request, furnish the Company with a written statement confirming that you have complied with your obligations under this clause 16.

17.    Disciplinary and Grievance Procedures

17.1    Your attention is drawn to the disciplinary and grievance procedures applicable to your employment which will be provided to you separately. These procedures are of a policy nature only, may be changed from time to time and do not form part of your contract of employment.

18.    Data Protection and Information Systems

18.1    We will collect and process information relating to you in accordance with our privacy notice.

18.2    You shall comply with our data protection policy when handling personal data in the course of your employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of ours.

18.3    Our systems enable us to monitor telephone, email, voicemail, internet and other communications. In order to carry out its legal obligations as an employer (such as ensuring employee compliance with the Company's IT related policies), and for other business reasons, we may monitor use of systems including the telephone and computer systems, and any personal use of them, by automated software or otherwise. Monitoring is only carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes.

19.    Compliance with Employment Rights Act 1996

19.1    This Agreement contains a statement of the applicable terms of your employment as required by section 1 of the Employment Rights Act 1996. For the purposes of paragraph (c)(iii) of subsection 4 of section 1 of the Employment Rights Act 1996, your working hours and days are not variable. Save where expressly referred to in this Agreement, there are no particulars to be entered under any of the heads of paragraph (d) or (k) of subsection (4) of section 1 of the Employment Rights Act 1996, or under any of the other paragraphs of subsection (3) or (4) of that section.

20.    Miscellaneous

20.1    The following terms used in this Agreement have the following meanings:

(a)    "Board" means the board of directors of Valaris Limited;

(b)    "Cause" shall have the meaning given to such term in the Severance Plan;

(c)    "Compensation Committee" means the compensation committee of Valaris Limited;

(d)    "Garden Leave" means any period during which the Company has exercised its rights under clause 13;

(e)    "Group Company" means the Company and any undertaking in any jurisdiction which is from time to time: (a) a "group undertaking" of the Company (as defined by section 1161(5) of the Companies Act 2006); or (b) an "associated company" of the Company (as defined by section 416 of the Income and Corporation Taxes Act 1988), together the "Group Companies";

(f)    "Intellectual Property Rights" means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world;

(g)    "Inventions" means inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium; and

(h)    "Termination" means the termination of your employment howsoever arising.

20.2    There is no collective agreement which directly affects your employment.

20.3    You undertake that any notice period you are required to serve with a previous employer has expired and that by entering into this Agreement or performing any of your duties for the Company, you will not be in breach of any other obligation binding on you.

20.4    The Company reserves the right to make reasonable changes to any of your terms of employment without prejudice to any right you may otherwise have under the Annual Plan, Severance Plan or Valaris’ long-term incentive award plans and programs in each case as in effect from time to time. You will be notified in writing of any change as soon as possible and in any event within one month of the change.

20.5    Whilst nothing in this Agreement limits your common law duties, this Agreement is the entire agreement between the parties and is in substitution for and extinguishes any previous contract of employment, promises, assurances, warranties, representations or understanding between the Company and you relating to your employment, whether written or oral. You represent and warrant that you are not entering into this Agreement in reliance on any representation not expressly set out in this Agreement and there are no other agreements or arrangements (whether written, oral or implied) between you and the Company or any Group Company.

20.6    If your employment is terminated at any time by reason of the reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which are no less favourable to any material extent than the terms of this agreement, you shall have no claim against us or any such undertaking arising out of or connected with the termination.

20.7    Any notice required to be given under this Agreement should be in writing. Notice may be given by either party by personal delivery or post or email addressed to the other party at (in the case of the Company) its registered office for the time being or by email to the head of Valaris’ Human Resources function and (in your case) your last notified postal or personal email address. These notices will be deemed to have been given on the date of receipt if hand delivered, on the date of sending if sent by email and, if posted, on the day on which they would be delivered in the ordinary course of post.

20.8    This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

20.9    No one other than a party to this agreement shall have any right to enforce any of its terms.

20.10    Your terms of employment with the Company and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation are governed by English law and the parties submit to the exclusive jurisdiction of the English Courts.

THIS AGREEMENT has been entered into on the date stated at the beginning of it.

Signed by John Winton for and on behalf of ENSCO SERVICES LIMITED	/s/ John Winton Signatory

Signed by Matthew Lyne	/s/ Matthew Lyne

SCHEDULE 1

Opt-Out from the 48 hour a week limit in the Working Time Regulations 1998

To:    [●]
I agree that, if so required, I will work more than 48 hours a week on average over any 17 week period and that the limit (specified in Regulation 4(1) of the Working Time Regulations 1998) shall not apply to me.
I understand that this will permit me to work for the Company for periods exceeding 48 hours per week when averaged over a 17 week period.
This consent shall apply indefinitely but shall be terminable at any time by me giving three months' written notice of this to the Company.
I have read, understood and agreed to the above of my own free will.

Signed:./s/ Matthew Lyne.................................................    Dated:May 24, 2022.............
    [●]